Exhibit 99.1
Select Inquiries Received through February 14, 2008
1) Personal bankruptcies continue to rise and your loans receivable increased 25% year over year but there was almost no change in your allowance for credit losses. In fact this figure fell to 14.2% from 17.1% year over year. This is counter to what others in your industry are reporting. Can you please explain the discrepancy?
The following table summarizes loans receivable and the allowance for credit losses for the past three years:

	12/31/2005	12/31/2006	12/31/2007
Loans receivable	694,939	754,571	944,698
Allowance for credit losses	(131,411)	(128,791)	(134,145)
Allowance for credit losses as % of loans receivable	18.9%	17.1%	14.2%
As you point out, our allowance for credit losses has declined as a percentage of loans receivable over the past three years.
In order to explain why this has occurred we first need to explain the mechanics of our GAAP loan accounting.
Credit Acceptance is an indirect lender, which means that the loans are originated by an automobile dealer and immediately assigned to us. We compensate the automobile dealer for the loan through two types of payments. The first payment is made at the time of origination. The remaining compensation is paid over time based on the performance of the loan.
Finance charge revenue equals the cash we collect from the loan, less the amounts we pay to the dealer. In other words, finance charge revenue equals the cash inflows from the loan less the cash outflows to acquire the loan.
Under GAAP accounting, finance charge revenue is recognized on a level-yield basis. That is, the amount of the loan revenue recognized in a given period, divided by the loan asset, is a constant percentage.
An allowance for credit losses is recorded when our expectation of cash inflows from a group of loans declines from the expectation we had at the time of loan origination. For this purpose loans are pooled by dealer, in the case of loans recorded as dealer loans, and by origination month, for loans recorded as purchased loans. The allowance is recorded in an amount necessary to reduce the net asset value (loan balance less the allowance) to the net present value of future cash flows discounted at the yield expected when the loan was acquired.
In other words, if we expected a pool of loans to produce a 30% yield, and subsequently revise this expectation to 25%, we continue to record revenue at 30% over the life of the loan pool, and immediately record an expense for the reduction in cash flows that is expected to occur based on our revised estimate. The expense is recorded with a debit to the provision for credit losses and a credit to the allowance for credit losses.
Based on this explanation, you should expect that the allowance for credit losses would be higher in periods where a relatively high percentage of loan pools fail to meet our initial expectations and lower in periods when loan pools generally perform in accordance with our expectations.
The allowance is eventually removed from our balance sheet at such time that no additional cash flows from the loan pool are expected. This transaction (“a write-off”) is recorded by reducing the loan receivable and the allowance for credit losses by an equivalent amount. This generally occurs 120 months after the loan pool has been originated consistent with the period of time our initial forecast covers. As a result, the allowance for credit losses reflects the accuracy of our forecasts over a long-period of time.
The reduction in the allowance for credit losses reflects a reduction in the percentage of loan pools that under perform our initial estimate. Our improvement in this regard reflects the implementation of empirical credit scoring in 1998, and subsequent improvements to this credit scoring capability as well as improved risk management processes which were not well developed 10 years ago.
We should also point out that the allowance for credit losses is not something we find particularly important in evaluating our financial performance for the following reason: GAAP treats positive and negative changes in forecasted cash flows inconsistently. Positive changes are recorded as revenue over time while negative changes are recorded immediately as an expense.
For example, if forecasted cash flows from one dealer-partner loan pool increase by $1,000 and forecasted cash flows from another dealer-partner loan pool decrease by $1,000, no change in our shareholders’ economic position has occurred. GAAP, however, requires us to record the $1,000 decrease as an expense in the current period and the $1,000 favorable change as income over the remaining life of the loan pool.
Because of this distortion, each reporting period we provide adjusted financial results which treat both favorable and unfavorable changes in forecasted cash flows consistently. Our adjusted financial results treat both favorable and unfavorable changes as an adjustment to the loan yield and no allowance for credit losses is therefore required.
For more information on adjusted earnings, please refer to our quarterly earnings releases.

2) Could you please announce ahead of time when your earnings releases will be and hold quarterly conference calls. That would be very helpful to your valued shareholders, especially in these uncertain times.
We release earnings after the market has closed on the first day that we have completed our internal process. Our preference is to release information when ready in order to provide the information to shareholders as soon as possible. While we have an internal target date, we have released both earlier and later than our internal target over the past few years.
Related to holding conference calls, see our answer from May 6, 2006.